UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 26, 2010
MICROFINANCIAL INCORPORATED
(Exact name of registrant as specified in its charter)
MASSACHUSETTS
(State or other jurisdiction of incorporation)

1-14771	04-2962824

(Commission file number)	(IRS Employer Identification Number)
10-M Commerce Way, Woburn, MA 01801
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 781-994-4800
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (e) Compensatory Arrangements of Certain Officers
     On March 26, 2010, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of MicroFinancial Incorporated (the “Company”) approved the metrics for the annual bonus plan applicable to the executive officers of the Company for 2010. The 2010 bonus plan contains a number of changes from the plan for the prior year. For example, the bonus plan for 2009 used origination and unearned income targets (in addition to metrics relating to selling, general and administrative expenses or collections for specified officers only) to determine the objective portion of the executive’s bonus. This objective portion ranged from 65% to 85% of the total targeted 2009 bonus, depending on the executive. The remainder of the bonus was determined by the Committee based upon subjective evaluations relating to non-financial achievements. Under the 2010 bonus plan, 60% of each executive officer’s bonus determination will be based upon achievement of objective metrics relating to (a) net income for the year and (b) the increase in unearned income over the prior year. The remaining 40% will be based upon a subjective analysis. Furthermore, the total amount of bonuses paid to all executives in the plan will not exceed 10% of the Company’s net income.
     As in the Company’s 2009 bonus plan, achievement of 70% of the targets on an aggregate basis is required in order for any bonus to be payable. At 80% achievement, 50% of the targeted bonus would be paid, increasing proportionately until 100% of the target bonus would be paid at 100% achievement of the objectives. Performance in excess of the targeted objectives will result in a proportionately larger total bonus, up to a maximum of 120% of the target bonus for achievement of 120% or greater of the objectives. The bonus is payable in cash up to 100% of the target amounts. Amounts in excess of the target bonus, if any, will be paid in restricted stock units (RSUs) that will vest over five years, beginning on the second anniversary of the issuance date and in equal annual increments thereafter. For purposes of determining the number of RSUs to be issued, the units will be valued at the greater of the market price of the common stock at the time of issuance or the book value of the common stock at the end of the 2010 fiscal year. Finally, in no event will the aggregate amount of the bonus payable in cash to all executive officers exceed 20% of the total cash dividends paid to stockholders during the fiscal year. Any bonus amount that would have been paid in cash but for such limitation will be paid instead in RSUs. The following table illustrates each executive officer’s target bonus opportunity:

			Target Bonus
			(as percentage
Executive Officer	Objective Analysis	Subjective Analysis	of base salary)
Richard F. Latour	Net income: 30%	40%	100%
President and Chief Executive Officer	Unearned income: 30%
	Total: 60%

James R. Jackson, Jr.	Net income: 30%	40%	50%
Vice President and Chief Financial Officer	Unearned income: 30%
	Total: 60%

Steven J. LaCreta	Net income: 30%	40%	30%
Vice President, Legal and	Unearned income: 30%
Vendor/Lessee Relations	Total: 60%

Stephen Constantino	Net income: 30%	40%	20%
Vice President, Human Resources	Unearned income: 30%
	Total: 60%

     As in prior years, executive officers will also receive a long-term equity incentive award, payable after the end of the fiscal year, consisting of RSUs with a five-year vesting term, beginning on the second anniversary of the grant and in equal annual increments thereafter. The RSUs will represent 20% of the executive officer’s salary, with a value (for purposes of determining the number to be issued) of the greater of the market value of the Company’s common stock at the grant date or the book value of the Company’s common stock at the end of the fiscal year.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROFINANCIAL INCORPORATED Registrant
By:	/s/ James R. Jackson, Jr.
James R. Jackson, Jr.
Vice President and Chief Financial Officer

Dated: March 29, 2010